EXHIBIT 10.2

DATED  NOVEMBER 5, 2008

(1) LIMITED LIABILITY COMPANY NEFTEBITUM

and

(2)  SIBERIAN ENERGY GROUP INC.

and

(3)  LIMITED LIABILITY COMPANY KONDANEFTEGAZ

OPERATING AGREEMENT

THIS AGREEMENT is made on November 5, 2008.

BETWEEN:

(1)
LIMITED LIABILITY COMPANY NEFTEBITUM, a company incorporated in Russian Federation and registered by the Federal tax inspectionunder primary state registration number 1077203022160 and whose registered office is at 625049, Russian Federation, Tuimen City, 133 Moskovsky Trakt St.  (“Neftebitum”)

(2)
SIBERIAN ENERGY GROUP INC., a corporation incorporated under the laws of the State of Nevada, United States and whose principal place of business is at 275 Madison Avenue, 6th Floor, New York, NY 10016, United States (“SEG”); and

(3)
LIMITED LIABILITY COMPANY KONDANEFTEGAZ, a company registered in Russia under primary state registration number 1048600002901 and whose registered office is at 628011, Russian Federation, 63 Komsomolskaya St., Khanty-Mansiysk, Khanty-Mansi Autonomous Area (the “Company”, “KNG”), together “Parties”.

RECITALS

(A)
The Parties enter into this agreement in connection with item 7 of the Agreement of Purchase and Sale of a share in the registered capital of LLC Kondaneftegaz between SEG, Neftebitum, Prokopiev S.V and Shelepov O.G. (“Purchase Agreement”)and with the purpose to specify the methods of day-to-day operation of Kondaneftegaz.

(B)
The Purchase agreement mentioned in (A) transfers the controlling stake of 51% of KNG to Neftebitum, and charges Neftebitum with certain responsibilities in respect of management and providing financing to KNG.

IT IS AGREED as follows:

1.	OPERATOR CONDITIONS

1.1	Designation of Operator

Neftebitum is hereby designated as and accepts to act as an exclusive Operator for KNG and in relation to the blocks contained in all its current and potential future Licence Areas under the terms hereof.

2.2	Senior Management of KNG

Neftebitum shall at all times under the terms of this agreement be entitled to appoint persons to the following positions or roles within KNG:

(a)	the General Director

(b)	the Finance Controller;

(c)	the Reservoir Engineer;

(d)	the Drilling Supervisor; and

(e)	the Logistic and Procurement Supervisor.

1.3	Commencement Date and Term

The agreement hereunder shall commence upon the execution hereof and shall continue until Neftebitum, SEG and KNG enter into a full form operating agreement upon the discovery of any Proven Reserves of hydrocarbons at the KNG’s licence areas.

2.	OPERATOR ROLE

2.1	Role and Functions of the Operator

2.1.1
The Operator shall have the exclusive discretionary charge of and management and conduct of all technical, management and operational and all associated matters involving KNG and the Karabashski-61, Karabashski-67 and potential hydrocarbon exploration and production licences (“Operations”).  The Operator shall manage and conduct Operations on behalf of the parties by itself, its agents, independent contractors and/or servants in accordance with the provisions of this Agreement in general accordance with standard oil and gas field practices.

In particular, but without prejudice to the generality of the foregoing, the Operatorshall use all reasonable endeavours to:

(a)  prepare annual programmes and budgets pursuant to the provisions of thisAgreement and in accordance with the requirements of the KNG’s licensingagreements for Karabashsky 61 and Karabashsky 67 parcels, which as a minimum will include (unless the updated license agreements say differently):

-
prepare and coordinate, and get approval of the “Program of exploration works on the Karabashsky-61 and Karabashsky-67 license areas” within 12 months from the date of the state registration of the license on October 22, 2007;

-
begin 2D seismic works during the 2008-2010 fieldwork season and to perform not less than 176.26 linear kilometres of seismic profiles on Karabashky-61 and 158 linear kilometres on Karabashky-67 (minimal density of the profile not less than 1 linear kilometre per 1 square kilometre of license area); and

-	No later than 2011, to start drilling an exploratory well and to complete not less than 2 exploratory wells by April 1, 2012.

(b)  provide financing to the Company via loans and advances or by employing its own resources and equipment, which will enable KNG to carry out the planned activities;

(c)  Supervise implementation all programmes and budgets and provide written progress reports for the Parties on a quarterly basis;

2.1.2
The Operator is authorised to enter on behalf of the Parties and KNG into such contracts as may be required for the implementation of the Operations, to supervise the implementation of such contracts and to make all payments thereunder on behalf of the Parties and KNG (and upon the receiving the same from KNG so that the Operator has no obligation to make any payment itself).

2.1.3
The Operator will oversee KNG in the process of negotiating of service contracts to ensure that the contracts are signed in the best interests of KNG. When the sum of such contract is over $300,000 the Operator must search for the best possible contractor and get price quotes from at least two potential contractors and should be able to provide the backup for the chosen variant. If in the process of the annual review the parties discover that KNG and the Operator were not acting in good faith, then the party at loss may request compensation of undergone profits.

2.1.4	Operator oversees that KNG establishes price policy on its hydrocarbon products with the view of the best available market prices for similar products in the region at the current time.

2.1.5	The Operator shall use all reasonable endeavours to:

(a)	provide each Party with copies of all engineering, geographical, geophysical, technical data, information and interpretations relating to the Operations as the Operator shall reasonably decide;

(b)
permit the authorised representatives of any of the Parties at such Party’s sole risk and expense to have access to the area where the Operations are being carried out  at all reasonable times and upon giving 48 hours notice;

(c)           arrange payment of all costs, expenses and other liabilities incurred inconnection with the Operations by the Operator hereunder;

(d)	represent the Parties in all dealings with the relevant authorities and regulatory bodies, file all necessary reports and furnish copies of such reports to the Parties upon request;

(e)	Provide annual audited reports and quarterly unaudited financialreports for theCompany and updates on contracts entered into by theCompany during the term of this Agreement.

2.1.6	The Operator may employ its own tools and equipment in drilling wells and in performing any other work within the scope of this Agreement or purchase it from third parties

2.1.7	The Operator shall be in exclusive charge of obtaining and selection of all manpower and materials used in the Operations by KNG and all statistical, accounting, technical, data and other functions.

2.2	Costs reimbursement

2.2.1
The Operator, being the major participant of KNG controls financial position of KNG while signing contracts, including compensation of employees and amounts that would be payable to subcontractors of KNG. In this relation the Operator will guarantee payment under such contracts in case KNG becomes insolvent. Other participants of KNG are not financially responsible for the contract liabilities entered into by KNG under control of the Operator.

2.2.2
Expenses incurred by the Operator itself in the process of executing of its functions as an Operator may be summarized and billed to KNG for reimbursement. At the discretion of the Operator, if part of such expenses relating to execution of operator’s function was not charged to KNG due to its poor financial condition, then those expenses can accounted for at the time of distribution of profits between participants of  KNG.

2.2.3
The parties acknowledge that Neftebitum possesses adequate professional resources with extensive experience in oil and gas industry, which it will utilize as the operator. However Neftebitum hereby agrees not to charge operator’s management fees in connection with its role of the Operator until such time as the parties further agree.

2.2.4
The parties acknowledge the initial contribution by SEG by the way of providing to the Operator and KNG the geological information on Karabashski zone of Khanty-Mansi  Autonomous area (Tuymen region of Russian Federation) (“Geological Data”), which will be used in KNG’s research activities. However SEG agrees not to charge fees for the use of Geological Data until such time as the parties further agree.

3.	PUBLIC ANNOUNCEMENTS

3.1	Parties approval

None of the parties shall make any public announcement or issue any circular relating to this Agreement or any matters or information provided pursuant hereto without the prior approval of the other Parties. This does not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange), but the Party with an obligation to make an announcement or issue a circular shall consult with the other Party/Parties so far as is reasonably practicable before complying with such obligation.

3.2	Oral statements

The Parties intend that any oral statements made or replies to questions given by either Parties relating to the Group shall be consistent with any such public announcements or circulars.

4.	INFORMATION AND INSURANCE

4.1	Insurance

The Operator shall use their reasonable endeavours to procure that KNG maintains with a well established insurer prudent insurance in accordance with current industry practice from time to time (subject to the same being available on reasonable commercial terms) against all risks usually insured against by companies carrying on the same or similar business.

4.2	Confidential Information

The parties shall use all reasonable endeavours to keep confidential and to ensure that their respective associated companies and their respective officers, employees, agents and professional and other advisers keep confidential any information relating to the customers, business, assets or affairs of the Company or its associated companies.

Each party shall inform any shareholder, officer, employee or agent or any professional or other adviser consulting it in relation to matters relating to this agreement, or to whom it provides confidential information, that such information is confidential and should be kept confidential and not be disclosed to any third party (other than those persons to whom it has already been or may be disclosed in accordance with the terms of this clause).

5.	NOTICES

5.1	Addresses

Any notice, claim or demand in connection with this Agreement shall be in writing in English or Russian and shall be sufficiently given if delivered or sent to the recipient at its fax number, telex number or address set out in the Schedule or any other fax number, telex number or address notified to the sender by the recipient for the purposes of this Agreement.

5.2	Form

Any Notice shall be in writing in English or Russian and may be sent by courier, telegram, telex, fax or prepaid first class mail. Any Notice shall be deemed to have been received on the next working day in the place to which it is sent, if sent by telegram, telex or fax, or 60 hours from the time of posting, if sent by post.

6.	WHOLE AGREEMENT

This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written.  This Agreement supersedes any prior written or oral arrangements between the parties. Remedies

7.	INDEMNIFICATION.

Each party (‘first party”) agrees to indemnify and hold harmless the other party from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against the other party that result from the acts or omissions of the First party.

8.	AMENDMENT.

This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

9.	SEVERABILITY.

If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

10.	ASSIGNMENT.

The Operators 's responsibilities under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of all the parties.

11.	APPLICABLE LAW AND JURISDICTION.

This Agreement shall be governed by the laws of the State of New York. All the parties irrevocably agree that the courts of the State of New York are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this agreement.

12.	COUNTERPARTS

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

13.	LANGUAGE

This deed may be executed in English and in Russian.  In case of any conflict between the English and Russian versions, the terms of the English version shall prevail

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

   SCHEDULE 1

Parties’ details

Neftebitum address: 625049, Russian Federation, Tuimen City, 133 Moskovsky Trakt St.	Attn: Shadrin Nikolai Nelmanovich	Fax: +____________
SEG 275 Madison Avenue 6th floor New York, NY 10016 USA	Attn:David Zaikin	Fax: +1 (905) 771-9198
The Company 628011, Russian Federation, 63 Komsomolskaya St., Khanty-Mansiysk, Khanty-Mansi Autonomous Area.	Attn: Company Secretary	Fax: +______________

EXECUTED as a DEED by	)
Limited Liability Company Neftebitum	)
Director	)
Gainulin Rinat Gadulzhanovich	)
/s/ Gainulin Rinat Gadulzhanovich
Signature

EXECUTED as a DEED by	)
Siberian Energy Group Inc.	)
Chairman and CEO	)
David Zaikin	)
/s/ David Zaikin
Signature

EXECUTED on behalf of	)
LLC Kondaneftegaz	)
Director	)
Gainulin Rinat Gadulzhanovich	)
/s/ Gainulin Rinat Gadulzhanovich
Signature